UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

March 15, 2021

Date of report (date of earliest event reported)

Digi International Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34033	41-1532464
(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

9350 Excelsior Blvd., Suite 700
Hopkins, Minnesota		55343
(Address of principal executive offices)		(Zip Code)

(952) 912-3444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	DGII	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amended and Restated Senior Secured Credit Facility

On March 15, 2021, Digi International Inc. (“Digi”) entered into an amended and restated credit agreement (the “Amended and Restated Credit Agreement”) with BMO Harris Bank N.A. (“BMO”), as administrative agent and collateral agent, BMO Capital Markets Corp., as joint lead arranger and sole book runner and Silicon Valley Bank, as joint lead arranger and syndication agent, and the other lenders from time to time party thereto (collectively, the “Lenders”). The Amended and Restated Credit Agreement provides Digi with a senior secured credit facility (the “Credit Facility”) consisting of a $200 million senior secured revolving loan credit facility (the “Revolving Loan Facility”) with an option to increase the Revolving Loan Facility by $75,000,000. The Revolving Loan Facility includes a $10 million letter of credit subfacility and $10 million swingline subfacility.

Digi may use the Revolving Loan Facility for working capital, capital expenditures, restricted payments and acquisitions permitted under the Amended and Restated Credit Agreement, and other general corporate purposes.

Borrowings under the Credit Facility bear interest at a rate per annum equal to one of the following, plus, in both cases, an applicable margin based upon Digi’s consolidated leverage ratio: (a) LIBOR for an interest period of one, three or six months as selected by Digi, reset at the end of the selected interest period, or (b) a base rate determined by reference to the highest of (1) BMO’s prime rate, (2) the Federal Funds Effective Rate plus 0.5%, or (3) one-month LIBOR for U.S. dollars plus 1.00%. The LIBOR margin is 3.25%-1.25%%, depending on Digi’s consolidated leverage ratio. The base rate margin is 2.25%-0.25%, depending on Digi’s consolidated leverage ratio. Consolidated leverage ratio is defined as the ratio of Digi’s consolidated total funded indebtedness minus unrestricted cash as of such date up to a maximum amount not to exceed $50,000,000 to consolidated EBITDA for such period.

In addition to paying interest on the outstanding principal under the Credit Facility, Digi is required to pay a commitment fee on the unutilized commitments thereunder. The commitment fee is between 0.40%-0.20% depending on Digi’s consolidated leverage ratio.

The Credit Facility is secured by substantially all of the personal property assets of Digi and its subsidiaries.

Commencing with the fiscal quarter ending March 31, 2021, the Amended and Restated Credit Agreement will require Digi to maintain (a) a minimum consolidated interest coverage ratio of 4.00 to 1.00 and (b) a maximum consolidated leverage ratio of 2.75 to 1.00, subject to certain temporary increases after a permitted acquisition.  The Amended and Restated Credit Agreement also contains other customary affirmative and negative covenants, including covenants that restrict the ability of Digi and its subsidiaries to incur additional indebtedness, dispose of significant assets, make certain investments, including any acquisitions other than permitted acquisitions, make certain restricted payments, enter into sale and leaseback transactions or grant additional liens on its assets, subject to certain limitations.

The Amended and Restated Credit Agreement contains customary events of default, the occurrence of which would permit the lenders to terminate their commitments and accelerate loans under the Credit Facility, including failure to make payments under the Credit Facility, failure to comply with covenants in the Amended and Restated Credit Agreement and other loan documents, cross default to other material indebtedness of Digi or any of its subsidiaries, failure of Digi or any of its subsidiaries to pay or discharge material judgments, bankruptcy of Digi or any of its subsidiaries, and change of control of Digi.

Certain lenders under the Credit Facility have performed and may continue to perform commercial banking and financial services for Digi and its subsidiaries for which they have receive and will continue to receive customary fees.

The foregoing summaries of the material terms of the Amended and Restated Credit Agreement and underlying Credit Facility are not complete and are qualified by reference to the full text of the Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 to this current report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this current report on Form 8-K regarding the Amended and Restated Credit Agreement and Credit Facility is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

The following exhibits are provided herewith:

Exhibit No.	Description	Manner of Filing
10.1	Amended and Restated Credit Agreement dated as of March 15, 2021, with BMO Harris Bank N.A., as administrative agent and collateral agent, BMO Capital Markets Corp., as joint lead arranger and sole book runner and Silicon Valley Bank, as joint lead arranger and syndication agent, and the other lenders from time to time party thereto.*	Filed Electronically
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

*	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Digi agrees to furnish to the Commission a copy of any omitted schedule upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: March 19, 2021

DIGI INTERNATIONAL INC.

By:	/s/ David H. Sampsell
David H. Sampsell
Vice President of Corporate Development, General Counsel & Corporate Secretary